Exhibit 99.1

Rogers Corporation Board Approves Stock Buy-back

ROGERS, Conn.--(BUSINESS WIRE)--Rogers Corporation (NYSE:ROG) today announced the Board of Directors approved the investment of up to $30 million for the purchase of shares under a new buy-back program effective until February 15, 2009.

The timing and exact number of shares purchased will be determined at the Company’s discretion and will depend on market conditions. All repurchases will be on the open market and funded from existing cash. Currently the Company has approximately 17 million shares of common stock outstanding. The Company Rogers may also enter into one or more Rule 10(b)5-1 trading plans to facilitate the repurchase of all or a portion of the repurchase amount.

Robert D. Wachob, President and Chief Executive Officer, commented, “The approval by the Board of Directors demonstrates the commitment the Company has to increase shareholder value, and given our strong balance sheet and positive cash flow we believe the timing represents an excellent investment.”

Rogers Corporation (NYSE:ROG), headquartered in Rogers, CT, is a global technology leader in the development and manufacture of high performance, specialty-material-based products for a variety of applications in diverse markets including: portable communications, communications infrastructure, computer and office equipment, consumer products, ground transportation, aerospace and defense. Rogers operates manufacturing facilities in the United States (Arizona, Connecticut and Illinois), Europe (Ghent, Belgium) and Asia (Suzhou, China). In Asia, the Company maintains sales offices in Japan, China, Taiwan, Korea and Singapore. Rogers has joint ventures in Japan and China with INOAC Corporation, in Taiwan with Chang Chun Plastics and in the U.S. with Mitsui Chemicals.

The world runs better with Rogers. ® www.rogerscorporation.com

Safe Harbor Statement

Statements in this news release that are not strictly historical may be deemed to be “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to the many uncertainties that exist in the Company’s operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference in the Rogers Corporation 2006 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of February 15, 2008 and Rogers undertakes no duty to update this information unless required by law.

CONTACT:
Rogers Corporation
William J. Tryon, 860-779-4037
FAX: 860-779-5509
Manager of Investor and Public Relations
william.tryon@rogerscorporation.com